Exhibit 99.1

May 1, 2014

Dear Fellow Stockholder:
In February, we announced a proposed merger with Kite Realty Group Trust (Kite). The proposed merger is progressing well, and closing of the merger is subject to approval of the Inland Diversified stockholders. A proxy will be distributed shortly that will explain the full details of the merger, and give you the opportunity to cast your vote.
In the meantime, as discussed last month, we must also replace certain of the properties we sold to Realty Income with multi-tenant retail properties as part of our commitment regarding the completion of the conditions necessary to close our merger with Kite. During the month of April, we acquired Hitchcock Plaza in Aiken, South Carolina, as a replacement property.
Details regarding the purchase of Hitchcock Plaza are as follows:
• The 252,000 square foot center was purchased for $28.9 million.
• Tenants include among others Ross Dress for Less, TJ Maxx, and Bed Bath & Beyond.
We are also pleased to enclose your check or account statement, which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to our stockholders for record dates in April 2014.

We are proud of our sponsor’s 40+ years of integrity and Inland Diversified’s ongoing commitment not to pay any portion of your distribution out of offering proceeds.
We appreciate and thank you for your investment in Inland Diversified.
Sincerely,
INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks	Barry L. Lazarus
Chairman of the Board	President and Chief Operating Officer

Enclosure
cc: Trustee
Broker Dealer
Financial Advisor

(Please see reverse side for an important disclosure.)

This letter contains forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as may, would, expect, intend, estimate, anticipate, plan, seek, appears, or believe. Such statements reflect the current view of Inland Diversified with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Kite, the inability to obtain stockholder approvals relating to the merger or the failure to satisfy the other conditions to completion of the merger, fluctuations in the per share price of Kite’s common shares, risks related to disruption of management’s attention from the ongoing business operations due to the proposed merger, the outcome of any legal proceedings relating to the merger, risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all, market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets, the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, competition for real estate assets and tenants, impairment charges, the availability of cash flow from operating activities for distributions and capital expenditures, the ability to refinance maturing debt or to obtain new financing on attractive terms, future increases in interest rates, actions or failures by Inland Diversified’s joint venture partners, including development partners, factors that could affect Inland Diversified’s ability to qualify as a real estate investment trust, and other factors detailed under Risk Factors in Inland Diversified’s most recent Form 10-K and subsequent Form 10-Qs on file with the Securities and Exchange Commission (the SEC).
Although Inland Diversified believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Diversified undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Diversified or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.
Additional Information and Where to Find It
This filing may be deemed solicitation material in respect of the proposed merger. In connection with the proposed merger, Kite has filed a registration statement on Form S-4 containing a preliminary joint proxy statement/prospectus and other documents with respect to the proposed acquisition of Inland Diversified by Kite. BEFORE MAKING ANY VOTING DECISION, INLAND DIVERSIFIED’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.
Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of Inland Diversified’s filings with the SEC from Inland Diversified’s website at http://www.inlanddiversified.com, and copies of the documents filed by Kite with the SEC are available free of charge on Kite’s website at http://www.kiterealty.com.
Inland Diversified and Kite and their respective trustees, directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Inland Diversified’s executive officers and directors in Inland Diversified’s definitive proxy statement filed with the SEC on April 16, 2013 in connection with its 2013 annual meeting of stockholders. You can find information about Kite’s executive officers and trustees in Kite’s definitive proxy statement filed with the SEC on April 8, 2014 in connection with its 2014 annual meeting of shareholders. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from Inland Diversified or Kite using the sources indicated above.
This letter shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.